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          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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                                                           Three Months Ended                  Nine Months Ended
                                                              September 30                       September 30
(in thousands, except per share data)                      1997          1996                  1997         1996
-------------------------------------------------------------------------------------------------------------------
Primary:
--------

Average shares outstanding                                11,324        11,266               11,290        11,294

Net effect of dilutive stock options
  based on the treasury stock method
   using the average market price                            662           346                  615           335
                                                        ---------      --------             --------      --------
            Total Shares Outstanding                      11,986        11,612               11,905        11,629
                                                          ======        ======               ======        ======

Net Income                                             $      26    $    5,400           $   15,949     $  18,537
                                                              ==         =====               ======        ======

Net Income Per Share                                   $    0.00    $     0.47           $     1.34     $    1.59
                                                            ====          ====                 ====          ====



Fully Diluted:
--------------


Average shares outstanding                                11,324        11,251               11,290        11,294

Net effect of dilutive stock options based
 on the treasury stock method using the
 average market price or quarter end price,
 whichever is greater                                        730           361                  730           361
                                                        ---------      --------             --------      --------

            Total Shares Outstanding                      12,054        11,612               12,020        11,655
                                                          ======        ======               ======        ======

Net Income                                             $      26    $    5,400           $   15,949    $   18,537
                                                              ==         =====               ======        ======

Net Income Per Share                                   $    0.00    $     0.47           $     1.33    $     1.59
                                                            ====          ====                 ====          ====

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